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                                                                       EXHIBIT 2

                       IN THE UNITED STATES DISTRICT COURT
                       FOR THE EASTERN DISTRICT OF TEXAS,
                               TEXARKANA DIVISION

----------------------------------
                                  )
THE STATE OF TEXAS,               )
                                  )
                Plaintiff,        )
                                  )
vs.                               )     No. 5-96CV-91
                                  )
THE AMERICAN TOBACCO              )
COMPANY, et al.,                  )
                                  )
                Defendants.       )
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                       COMPREHENSIVE SETTLEMENT AGREEMENT
                                   AND RELEASE

      THIS COMPREHENSIVE SETTLEMENT AGREEMENT AND RELEASE ("Settlement Agreement") is made as of the date hereof, by and among the parties hereto, as indicated by their signatures below, to settle and resolve with finality all claims against all parties to this action relating to the subject matter of this action which have been or could have been asserted by any of the parties to this action.

      WHEREAS, the State of Texas, through its Attorney General, Dan Morales, commenced this action on March 28, 1996, asserting various claims for monetary and injunctive relief on behalf of the State of Texas against certain
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tobacco manufacturers and others as Defendants;

      WHEREAS, the Defendants have denied each and every one of the State of Texas's allegations of unlawful conduct or wrongdoing and have asserted a number of defenses to the State of Texas's claims, which defenses have been contested by the State of Texas;

      WHEREAS, the State of Texas, through its Attorney General, the Honorable Dan Morales, and Private Counsel, have had a significant leadership role among the various states in maintaining civil litigation against the tobacco industry and in seeking to forge an unprecedented national resolution of the principal issues and controversies associated with the manufacture, marketing and sale of tobacco products in the United States;

      WHEREAS, through the efforts of the State of Texas, Attorney General Morales, Private Counsel and others, a June 20, 1997 Memorandum of Understanding and Proposed Resolution (the "Proposed Resolution") (attached as an Appendix hereto) has been agreed to by members of the tobacco industry, state attorneys general, private litigants and representatives of public health groups, which Proposed Resolution would provide for unprecedented and comprehensive regulation of the tobacco industry while preserving the right of individuals to assert claims for compensation;

      WHEREAS, the Proposed Resolution contemplates action by the United States Congress and the President to enact and sign a new federal law with respect


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to the tobacco industry, which action the tobacco industry has agreed to support and which will require study and analysis by Congress and the President; and

      WHEREAS, trial of this action was scheduled to commence on January 12, 1998 and a continuance of such trial could have prejudiced the State of Texas, the State of Texas and the undersigned Defendants (the "Settling Defendants") have agreed to settle independently the litigation commenced by Attorney General Morales pursuant to financial terms comparable to those contained in the Proposed Resolution, which terms will achieve for Texas immediately and with certainty the financial benefits it would receive pursuant to the Proposed Resolution, should it become law, as well as funding for a pilot program to reduce the use of Tobacco Products by children under 18 years of age:

      NOW, THEREFORE, BE IT KNOWN THAT, in consideration of the payments to be made by the Settling Defendants, the dismissal and release of claims by the State of Texas and such other consideration as described herein, the sufficiency of which is hereby acknowledged, the parties hereto, acting by and through their authorized agents, memorialize and agree as follows:

      1. Jurisdiction. Settling Defendants and the State of Texas acknowledge that this Court has jurisdiction over the subject matter of this action and over each of the parties hereto, and that this Court shall retain jurisdiction for the purposes of implementing and enforcing this Settlement Agreement. The parties hereto agree to present any disputes under this Settlement Agreement, including without


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limitation any claims for breach or enforcement of this Settlement Agreement, exclusively to this Court.

      2. Applicability. This Settlement Agreement shall be binding upon all Settling Defendants and their successors and assigns in the manner expressly provided for herein and shall inure to their benefit and to that of their respective directors, officers, employees, attorneys, representatives, insurers, suppliers, distributors and agents, and to that of any of their present or former parents, subsidiaries, affiliates, divisions or other organizational units of any kind; and the predecessors, successors and assigns of any of the foregoing. This Settlement Agreement shall be binding on and inure to the benefit of the State of Texas, its administrators, representatives, employees, officers, agents, Private Counsel, counsel and legal representatives; all agencies, departments, commissions and divisions of the State; all subdivisions, public entities, public corporations, instrumentalities and educational institutions over which the State has control; and the predecessors, successors and assigns of any of the foregoing. None of the rights granted or obligations assumed under this Settlement Agreement by the parties hereto may be assigned or otherwise conveyed without the express prior written consent of all of the parties hereto.

      3. Voluntary Agreement of Parties. The State of Texas and Settling Defendants acknowledge and agree that this Settlement Agreement is voluntarily entered into by all parties hereto as the result of arms length negotiations during


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which all such parties were represented by counsel. Settling Defendants understand and acknowledge that certain provisions of this Settlement Agreement impose specific requirements on them that could give rise to challenges under various federal and State constitutional provisions if the State of Texas unilaterally imposed such requirements. None of the parties hereto will seek to challenge this Settlement Agreement based on any such constitutional challenge to the provisions contained herein.

      4. Definitions. For the purposes of this Settlement Agreement, the following terms shall have the meanings set forth below:

            (a) "State" or "State of Texas" means the State of Texas, all of its officers acting in their official capacities and any department, subdivision or agency of the State, regardless of whether a named plaintiff;

            (b) "Settling Defendants" means those Defendants in this action that are signatories hereto;

            (c) "Market Share" means, for each year, a Settling Defendant's respective share of sales of cigarettes by unit for consumption in the United States;

            (d) "Tobacco Products" means cigarettes and smokeless tobacco as those terms are defined in the Food and Drug Administration Rule;

            (e) "Billboards" includes billboards, as well as all signs and placards in arenas and stadia, whether open-air or enclosed; "Billboards"


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      does not include: (1) any advertisements placed on or outside the premises of retail establishments licensed to sell Tobacco Products or any retail point-of-sale; and (2) billboards or advertisements in connection with the sponsorship by Settling Defendants of any transient entertainment, sporting or similar event, such as NASCAR, that appears in the State of Texas as part of a national or multi-state tour;

            (f) "Private Counsel" means Walter Umphrey, John M. O'Quinn, P.C., John Eddie Williams, Jr., Reaud, Morgan & Quinn, and The Nix Law Firm, each of whom is defined and identified as "counsel" in the Outside Counsel Agreement executed by Attorney General Dan Morales on March 22, 1996, and Ness, Motley, Loadholt, Richardson & Poole;

            (g) "Transit Advertisements" means advertising on private or public vehicles and all advertisements placed at, on or within any bus stop, taxi stand, transit waiting area, train station, airport or any similar location; "Transit Advertisements" does not include any advertisements placed on or outside the premises of retail establishments licensed to sell Tobacco Products or any retail point-of-sale; and

            (h) "Final Approval" means the date on which all of the following shall have occurred:

                  (1) The Settlement Agreement is approved by the Court;

                  (2) Entry is made of an order of dismissal of claims or a


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            final judgment as provided herein; and

                  (3) The time for appeal or to seek permission to appeal from the Court's approval as described in (1) hereof and entry of final judgment or order of dismissal as described in (2) hereof has expired or, in the event of an appeal, the appeal has been dismissed or the approval described in (1) hereof and the judgment or order described in (2) hereof have been affirmed in all material respects by the court of last resort to which such appeal has been taken and such dismissal or affirmance has become no longer subject to further appeal or review.

      5. Settlement Receipts; Use of Funds. The payments to be made by Settling Defendants under this Settlement Agreement during the year 1998 constitute reimbursement for public health expenditures of the State of Texas, including without limitation expenditures made by the State's Employees' Health Insurance Program and Charity Care programs. All other payments made by Settling Defendants pursuant to this Settlement Agreement are in satisfaction of all of the State of Texas's claims for damages incurred by the State in the year of payment or earlier years, including those for reimbursement of Medicaid expenditures and punitive damages, except that no part of any payment under this Settlement Agreement is made in settlement of an actual or potential liability for a fine, penalty (civil or criminal) or enhanced damages. Accordingly, subject to the


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orders of this Court and the operation of applicable law, the parties hereto anticipate that funds due to the State of Texas under this Settlement Agreement, other than funds dedicated for legal expense reimbursement, will be allocated as follows, or for such other purposes as the State of Texas may determine:

o $151 million dollars to the general revenue fund of the State of Texas, to be used for the exclusive purpose of providing funding, in conjunction with the federal government, for the Children's Health Insurance Program, pursuant to Title XXI of the Social Security Act.

o $200 million dollars to the general revenue fund of the State of Texas to be used for the exclusive purpose of supporting smoking cessation programs, enforcement of juvenile smoking laws, counter-marketing promotional efforts directed toward youth, general anti-tobacco educational programs and other similar initiatives.

o $200 million to the University of Texas Health Science Center at San Antonio for the exclusive purpose of establishing, maintaining and operating the Texas Children's Cancer Institute.

o $428 million to the Texas Foundation for Children and Public Health to be used in accordance with Texas law for providing grants to organizations and programs which promote and protect the interest of Texas children and the public health, including but not limited to the following:

      (1)   Tobacco counter-marketing promotional efforts directed toward youth;

      (2)   General anti-tobacco education;

      (3)   Cigarette smoking and smokeless tobacco use cessation programs;

      (4)   Children's health screening;

      (5)   Childhood immunization;

      (6)   Childhood nutrition;

      (7)   Children's hospice;

      (8)   Pre-natal care;

      (9)   Health education programs;

      (10)  Rural health care initiatives;

      (11)  Mammography screening programs;

      (12)  Physical/sexual child abuse;


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      (13)  Adult domestic violence;

      (14)  Substance abuse/mental health; and

      (15)  Physical/mental disabilities.

o $100 million to the M.D. Anderson Cancer Center in Houston for an endowment for research and for reimbursement of indigent health-care costs.

o $50 million to the Texas Tech Health Sciences Center for border health initiatives, including the establishment and operation of the Institute of Border Health.

o $50 million to the University of Texas Southwestern Medical Center at Dallas for research, endowments and other programs that benefit the public health.

All remaining amounts, including any amounts due to be paid by Settling Defendants after December 31, 1998, are to be allocated to the general revenue fund of the State of Texas to be used for such purposes as the State of Texas may determine.

      6. Elimination of Billboards and Transit Advertisements. Settling Defendants agree to discontinue all Billboards and Transit Advertisements of Tobacco Products in the State of Texas. Settling Defendants agree to exercise their best efforts in cooperation with the State of Texas to identify all Billboards that are located within 1000 feet of any public or private school or playground in the State of Texas. Settling Defendants will remove such Tobacco Products advertisements (leaving the space unused or used for advertising unrelated to Tobacco Products) or, at the option of the State of Texas, will allow the State of Texas, at its expense, to substitute for the remaining term of the contract


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alternative advertising intended to discourage the use of Tobacco Products by children under the age of 18. Settling Defendants agree to provide the State of Texas with preliminary lists of the locations of all Billboards and stationary Transit Advertisements within 30 days from the date of execution of this Settlement Agreement, such lists to be finalized within an additional 15 days, and to remove all Billboards and Transit Advertisements for Tobacco Products within the State of Texas at the earlier of the expiration of applicable contracts or 4 months from the date the final lists are supplied to the State of Texas. Settling Defendants also agree to cooperate to secure the expedited removal of up to 50 Billboards or stationary Transit Advertisements designated by the State of Texas, within 30 days after their designation.

      Each Settling Defendant shall provide the Court and the Attorney General, or his designee, with the name of a contact person to whom the State of Texas may direct inquiries during the time such Billboards and Transit Advertisements are being eliminated, from whom the State of Texas may obtain periodic reports as to the progress of their elimination and who will be responsible for ensuring that appropriate action is taken to remove any Billboards or Transit Advertisements that have not been eliminated in a timely manner.

      7. Support of Legislation and Rules. Following Final Approval of this Settlement Agreement, the Settling Defendants will not challenge existing or proposed legislative or administrative initiatives insofar as they effectuate the


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following:

            (a) The prohibition of the sale of cigarettes in vending machines, except in adult-only locations and facilities;

            (b) The strengthening of civil penalties for sales of Tobacco Products to children under the age of 18 years, including the suspension or revocation of retail licenses; and

            (c) The strengthening of civil penalties for possession of Tobacco Products by children under the age of 18 years.

      8. Initial Payments. Each Settling Defendant severally shall cause to be paid into the registry of the Court in accordance with paragraph 11 of this Settlement Agreement, the respective amounts listed for such Settling Defendant in Schedule A hereto, such amounts representing its share of the following payments: $204 million to be paid on or before February 1, 1998; $73 million to be paid on or before July 1, 1998; $146 million to be paid on or before October 1, 1998; and $302 million to be paid on or before November 1, 1998; the aggregate amount of such payments ($725 million) being the State of Texas's good faith estimate of the portion Texas would receive of the $10 billion payment provided for in Paragraph A on page 34 of the June 20, 1997 Proposed Resolution.

      9. Pilot Program Payments. In support of the State of Texas's demonstrated commitment to the meaningful and immediate reduction of the use of Tobacco Products by children under the age of 18 years, Settling Defendants


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agree to support a pilot program, the elements of which shall be aimed specifically at the reduction of the use of Tobacco Products by children under the age of 18 years. Accordingly, each Settling Defendant severally shall cause to be paid into the registry of the Court in accordance with paragraph 11 of this Settlement Agreement, the respective amounts listed for such Settling Defendant in Schedule B hereto, such amounts representing its share of the following payments: $74 million to be paid on or before February 1, 1998; $27 million to be paid on or before July 1, 1998; $54 million to be paid on or before October 1, 1998; and $109 million to be paid on or before November 30, 1998.

      The pilot program shall commence within a reasonable period after Final Approval of this Settlement Agreement, and shall last for a period of no less than 24 months. The amounts paid by Settling Defendants pursuant to this paragraph 9 in support of the pilot program shall be used for general enforcement, media, educational and other programs directed to the underage users or potential underage users of Tobacco Products, but shall not be directed against any particular tobacco company or companies or any particular brand of Tobacco Products.

      10. Annual Payments. Each of the Settling Defendants agrees that, on the dates specified in this paragraph 10 with regard to 1998, and annually thereafter on December 31st of each year after 1998 (subject to final adjustment within 30 days), it shall severally cause to be paid into the registry of the Court in


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accordance with paragraph 11 of this Settlement Agreement, pro rata in proportion to its respective Market Share, its share of 7.25% of the following amounts (in billions):

Year       1998    1999   2000    2001      2002    2003    thereafter
----         1       2      3       4         5       6

Amount     $4B     $4.5B  $5B     $6.5B     $6.5B   $8B        $8B
------

The above amounts represent the amounts contemplated under the Proposed Resolution to be paid to the several States, without regard to the possibility of any claims for reimbursement or credit by any other person or entity including any federal government agency. The payments made by Settling Defendants pursuant to this paragraph 10 shall be adjusted upward by the greater of 3% or the Consumer Price Index applied each year on the previous year, beginning with the first annual payment. Such payments will also be decreased or increased, as the case may be, in accordance with decreases or increases in volume of domestic tobacco product volume sales as provided in Paragraph B.5 on pages 34-35 of the Proposed Resolution.

      Settling Defendants shall make their first annual payment pursuant to this paragraph 10, without adjustment, and without regard to any first annual payment date provided for under any legislation implementing the Proposed Resolution (or a substantially equivalent federal program), as follows. Each Settling Defendant severally shall cause to be paid into the registry of the Court, in accordance with


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paragraph 11 of this Settlement Agreement, its respective share of the following payments: $89 million to be paid on or before November 1, 1998; and $201 million to be paid on or before December 31, 1998. The payments to be made by Settling Defendants in 1998 in the manner described above shall be credited against any first annual payment due before February 28, 1999 under legislation implementing the Proposed Resolution (or a substantially equivalent federal program).

      11. Payment of Settlement Proceeds. Any payment made pursuant to this Settlement Agreement shall be made to the registry of the Court; provided, that any such payments due to be made before Final Approval shall be paid into a special escrow account (the "Escrow Account"), to be held in escrow pending Final Approval pursuant to the terms of a mutually acceptable escrow agreement (the "Escrow Agreement"), and shall be disbursed only as provided by the terms of the Escrow Agreement. Upon Final Approval and pursuant to the terms of the Escrow Agreement, the amounts held in escrow pursuant to this paragraph 11 and the terms of the Escrow Agreement shall be transferred into the registry of the Court. Any funds held in the registry of the Court shall be disbursed only in accordance with the orders of the Court.

      12. Adjustments in Event of Federal Resolution. In the event that legislation implementing the Proposed Resolution (or a substantially equivalent federal program) is enacted into law, the settlement provided herein shall remain


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in place, but the terms of such legislation shall supersede the Settling
Defendants' obligations under this Settlement Agreement, except such provisions as relate to the pilot program and except to the extent that the parties hereto have otherwise expressly agreed. The Settling Defendants agree that they will advocate the passage of the federal legislation contemplated by the Proposed Resolution, including the funding to the States contemplated therein. In order to provide Settling Defendants with a full credit for all payments made hereunder pursuant to paragraphs 8 and 10 of this Settlement Agreement in the event of such legislation, and to the extent that the payments made pursuant to paragraphs 8 and 10 of this Settlement Agreement differ from the amounts to be received by the State of Texas pursuant to such legislation, the State of Texas and the Settling Defendants shall take whatever steps are necessary to ensure that the principal amount of payments received by the State of Texas will be the same as the amounts it would receive pursuant to such legislation.

      13. State of Texas's Dismissal of Claims. Upon approval of this Settlement Agreement by the Court, the State of Texas shall dismiss, with prejudice as to Settling Defendants (including their parents and affiliates), and without prejudice as to Defendant Hill & Knowlton, all claims in this action.

      14. State of Texas's Waiver and Release. Upon Final Approval, the State of Texas shall release and forever discharge all Defendants and their present and former parents, subsidiaries, divisions, affiliates, officers, directors, employees,


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representatives, insurers, suppliers, agents, attorneys and distributors (and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing), from any and all manner of civil claims, demands, actions, suits and causes of action, damages whenever incurred, liabilities of any nature whatsoever, including civil penalties, as well as costs, expenses and attorneys' fees (except as to Settling Defendants' obligations under paragraph 17 of this Settlement Agreement), known or unknown, suspected or unsuspected, accrued or unaccrued, whether legal, equitable or statutory ("Claims") that the State of Texas (including any of its past, present or future agents, officials acting in their official capacities, legal representatives, agencies, departments, commissions, divisions, subdivisions (political and otherwise), public entities, corporations, instrumentalities and educational institutions, and whether or not any such person or entity participates in the settlement), whether directly, indirectly, representatively, derivatively or in any other capacity, ever had, now has or hereafter can, shall or may have, as follows:

            (1) for the past, as to any Claims that were or could have been made in this action or any comparable federal or state action; and

            (2) for the future, only as to Claims directly or indirectly based on, arising out of or in any way related to, in whole or in part, the use of or exposure to Tobacco Products manufactured in the ordinary course of business, including without limitation any future claims for reimbursement


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      for health care costs allegedly associated with use of or exposure to
      Tobacco Products (such past and future Claims hereinafter referred to as the "Released Claims").

      The State of Texas hereby covenants and agrees that it shall not hereafter sue or seek to establish civil liability against any person or entity covered by the release provided under this paragraph 14 based, in whole or in part, upon any of the Released Claims, and the State of Texas agrees that this covenant and agreement shall be a complete defense to any such civil action or proceeding; provided, however, that Defendant Hill & Knowlton shall be entitled to the foregoing release and covenant not to sue only upon its assent, whenever given, to comply with the non-economic provisions of this Settlement Agreement, including waiver of claims, if any.

      15. Settling Defendants' Waiver, Dismissal and Release of Claims. Upon Final Approval of this Settlement Agreement by the Court, Settling Defendants shall waive any and all claims against the State of Texas and any of its officers, employees, agents, Private Counsel, counsel, witnesses (fact or expert), whistle-blowers or contractors, relating to or in connection with this litigation and shall dismiss, with prejudice, any pending claims or actions against such persons or entities, including but not limited to Philip Morris, Inc. v. Morales, Cause No. 95-14807 (120th Judicial Dist., Tex.).

      In addition, upon Final Approval Settling Defendants shall release and


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forever discharge the State of Texas and any of its employees, Private Counsel, counsel, witnesses (fact or expert), whistle-blowers or contractors, divisions, officers, employees, agents, officials acting in their official capacities, legal representatives, agencies, departments, commissions, divisions, subdivisions (political and otherwise), public entities, corporations, instrumentalities and educational institutions and insurers and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing, from any and all manner of civil claims, demands, actions, suits and causes of action, damages whenever incurred, liabilities of any nature whatsoever, including costs, expenses, penalties and attorneys' fees, known or unknown, suspected or unsuspected, accrued or unaccrued, whether legal, equitable or statutory, arising out of or in any way related to, in whole or in part, the litigation of this lawsuit, that Settling Defendants (including any of their present and former parents, subsidiaries, divisions, affiliates, officers, directors, employees, witnesses (fact or expert), representatives, insurers, agents, attorneys and distributors and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing, and whether or not any such person participates in the settlement), whether directly, indirectly, representatively, derivatively or in any other capacity, ever had, now has or hereafter can, shall or may have.

      16. Most-Favored Nation. Settling Defendants agree that if they enter into any future pre-verdict settlement agreement of other litigation brought by a


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non-federal governmental plaintiff on terms more favorable to such governmental plaintiff than the terms of this Settlement Agreement (after due consideration of relevant differences in population or other appropriate factors), the terms of this Settlement Agreement will be revised so that the State of Texas will obtain treatment at least as relatively favorable as any such non-federal governmental entity. In addition, Settling Defendants agree that, in the event of any future settlement or final judgment with respect to the claims for non-economic injunctive relief pending in the lawsuit entitled State of Florida.
v. American Tobacco Co., Civ. Action No. 95-1466 AH (15th Judicial Cir., Palm Beach County, Fla.), the terms of this Settlement Agreement will be revised so that the State of Texas will receive benefits comparable to the terms of any such settlement or final judgment (after due consideration of relevant differences in population or other appropriate factors).

      17. Costs, Expenses and Fees. (a) Reimbursement of Costs and Expenses. Settling Defendants will reimburse the Office of the Attorney General and other appropriate State agencies and Private Counsel for reasonable costs and expenses incurred in connection with this litigation, provided that such costs and expenses are of the same nature as costs and expenses for which Settling Defendants would reimburse their own counsel or agents. Within 30 days after the date of this Settlement Agreement, each Settling Defendant shall severally cause to be paid to the Attorney General the respective amount listed for such


                                       19
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Settling Defendant in Schedule C hereto. The sum of such payments shall equal $5 million; such amount being the Attorney General's best estimate of such costs and expenses (with costs for public employees to be fixed at prevailing market rates). In addition, within 30 days after the date of this Settlement Agreement, Settling Defendants shall, pursuant to the terms of Exhibit 1 hereto, pay to Walter Umphrey as representative of Private Counsel an amount equivalent to Private Counsel's best estimate of their reasonable costs and expenses consistent with the criteria set forth above. The Attorney General (for his office and for other appropriate State entities) and Private Counsel shall provide Settling Defendants with an appropriately documented statement of their costs and expenses. Settling Defendants shall promptly pay the amount of such costs and expenses in excess of the amounts already paid, or shall receive a refund if the total of such costs and expenses is less than amounts already paid. Any dispute as to the nature or amount of reimbursable costs and expenses shall be decided with finality by the persons selected to award fees, as provided below.

      (b) Payment of Fees. Pursuant to the terms of Exhibit 1, Settling Defendants will pay reasonable attorneys' fees to Private Counsel and any other counsel retained by the State of Texas for their representation of the State of Texas in connection with this action. The State of Texas has retained Private Counsel to represent it in connection with this Action, and has advised Settling Defendants that it has entered into an agreement dated March 22, 1996 regarding


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the payment of attorneys' fees to Private Counsel.

      (c) Exclusive Obligation of Settling Defendants as to Fees. The provisions for payment of fees set forth in this Settlement Agreement and Exhibit 1 hereto constitute the entire obligation of Settling Defendants with respect to attorneys' fees in connection with this action and the exclusive means by which Private Counsel or other counsel representing the State of Texas in connection with this action may seek payment of fees by the Settling Defendants. Settling Defendants shall have no other obligation to pay fees or otherwise compensate Private Counsel or any other counsel or representative of the State of Texas.

      (d) Additional Compensation for State in Event of National Legislation. If legislation implementing the Proposed Resolution (or a substantially equivalent federal program) is enacted, Settling Defendants and the State of Texas contemplate that the State of Texas and any other similar state which has made an exceptional contribution to secure the resolution of these matters may apply to the national panel of independent arbitrators described in section 2(g) of
Exhibit 1 for reasonable compensation for its efforts in securing enactment of such legislation. Any amount awarded to the State of Texas by such panel shall be paid in conjunction with awards to other governmental entities and shall be paid in proportion to the respective unpaid amounts of such awards, subject to a separate annual cap of $100 million on the total of all such payments to be made by Settling Defendants.


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      18. Representations of Parties. The respective parties hereto hereby represent that this Settlement Agreement has been duly authorized and, upon execution, will constitute a valid and binding contractual obligation, enforceable in accordance with its terms, of each of the parties hereto. The State represents that all of the State's outside counsel that have represented the State of Texas in connection with this action are, by and through their authorized representatives, signatories to this Settlement Agreement.

      19. Court Approval. If the Court refuses to approve this Settlement Agreement or any material provision hereof, or if such approval is modified in any material respect or set aside on appeal, or if the Court does not enter an order of dismissal of claims or final judgment as provided for in paragraph 13 of this Settlement Agreement, or if the Court enters the order of dismissal of claims or final judgment and appellate review is sought, and on such review such order of dismissal or final judgment is not affirmed in its entirety as to all material aspects of such order or final judgment, then this Settlement Agreement shall be canceled and terminated and it and all orders issued pursuant hereto shall become null and void and of no effect.

      20. Headings. The headings of the paragraphs of this Settlement Agreement are not binding and are for reference only and do not limit, expand or otherwise affect the contents of this Settlement Agreement.

      21. No Determination or Admission. This Settlement Agreement having

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being executed prior to the taking of any testimony, no final determination of violation of any provision of law has been made in this action. This Settlement Agreement and any proceedings taken hereunder are not intended to be and shall not in any event be construed as, or deemed to be, an admission or concession or evidence of any liability or any wrongdoing whatsoever on the part of any party hereto or any person covered by the releases provided under paragraphs 14 and 15 hereof. The Settling Defendants specifically disclaim and deny any liability or wrongdoing whatsoever with respect to the allegations and claims asserted against them in this action and enter into this Settlement Agreement solely to avoid the further expense, inconvenience, burden and uncertainty of litigation.

      22. Non-Admissibility. The settlement negotiations resulting in this Settlement Agreement have been undertaken by the parties hereto in good faith and for settlement purposes only, and neither this Settlement Agreement nor any evidence of negotiations hereunder shall be offered or received in evidence in this action, or any other action or proceeding, for any purpose other than in an action or proceeding arising under this Settlement Agreement. In addition to the foregoing, notwithstanding the conclusion of the settlement provided for herein, any restrictions imposed by any protective order in this action governing treatment of discovery materials during the pendency of this action shall remain in effect, and existing confidentiality designations shall remain undisturbed until the earlier of the enactment of legislation implementing the Proposed Resolution (or a substantially equivalent federal program) or December 31, 1999. Thereafter, any party to the action may make any motion with respect to such discovery materials; provided, however, that nothing in this paragraph 22 shall preclude undersigned counsel from seeking disclosure of such materials in other actions or Settling Defendants from agreeing otherwise in any other action.

      23. Amendment; Waiver. This Settlement Agreement may be amended only by a written instrument executed by the Attorney General, Private Counsel and the Settling Defendants. The waiver of any rights conferred hereunder shall be effective only if made by written instrument executed by the waiving party. The waiver by any party of any breach of this Settlement Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Settlement Agreement.

      24. Notices. All notices or other communications to any party to this Settlement Agreement shall be in writing (and shall include telex, telecopy or similar writing) and shall be given to the respective parties hereto at the following addresses. Any party hereto may change the name and address of the person designated to receive notice on behalf of such party by notice given as provided in this paragraph.

            State of Texas:

            Dan Morales
            Attorney General
            P.O. Box 12548
            Capitol Station
            Austin, TX 78711
            Fax: 512.463.2063

            with copies to:

            Walter Umphrey
            490 Park Street
            P.O. Box 4905
            Beaumont, TX 77704
            Fax: 409.838.8888

            John M. O'Quinn
            440 Louisiana Street, Suite 2300
            Houston, TX 77002
            Fax: 713.222.6903

            John Eddie Williams, Jr.
            8441 Gulf Freeway, Suite 600
            Houston, TX 77017
            Fax: 713.943.6226

            Wayne A. Reaud
            Reaud, Morgan & Quinn, Inc.
            801 Laurel
            Beaumont, TX 77701
            Fax: 409.833.8236

            Harold W. Nix
            Cary Patterson
            The Nix Law Firm
            205 Linda Drive
            P.O. Box 679
            Daingerfield, TX 75638
            Fax: 903.645.5389

            Grant Kaiser

            Kaiser & Morrison, P.C.
            440 Louisiana, Suite 1440
            Houston, TX
            Fax: 713.223.0440

            Marc D. Murr
            Law Offices of Marc D. Murr, P.C.
            1001 Texas Avenue, Suite 1250
            Houston, TX 77002-3131
            Fax: 713.229.8003

            Joseph F. Rice
            Ness, Motley, Loadholt, Richardson & Poole
            151 Meeting Street, Suite 600
            Charleston, SC 29402
            Fax: 803.720.9290

      For Philip Morris Incorporated:

            Martin J. Barrington
            Philip Morris Incorporated
            120 Park Avenue
            New York, NY 10017-5592
            Fax: 212.907.5399

            With a copy to:

            Meyer G. Koplow
            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, NY 10019
            Fax: 212.403.2000

      For R.J. Reynolds Tobacco Company:

            Charles A. Blixt
            General Counsel
            R.J. Reynolds Tobacco Company
            401 North Main Street
            Winston-Salem, NC 27102
            Fax: 910.741.2998

            With a copy to:

            Arthur F. Golden
            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, NY 10017
            Fax: 212.450.4800

      For Brown & Williamson Tobacco Corporation:

            F. Anthony Burke
            Brown & Williamson Tobacco Corporation
            200 Brown & Williamson Tower
            401 South Fourth Avenue
            Louisville, KY 40202
            Fax: 502.568.7297

            With a copy to:

            Stephen R. Patton
            Kirkland & Ellis
            200 East Randolph Dr.
            Chicago, IL 60601
            Fax: 312.861.2200

      For Lorillard Tobacco Company:

            Arthur J. Stevens
            Lorillard Tobacco Company
            714 Green Valley Road
            Greensboro, NC 27408
            Fax: 910.335.7707

      For United States Tobacco Company:

            Richard H. Verheij
            UST, Inc.
            100 West Putnam Avenue
            Greenwich, CT 06830
            Fax: 203.863.7233

      25. Cooperation. The parties hereto agree to use their best efforts and to cooperate with each other to cause this Settlement Agreement to become effective, to obtain all necessary approvals, consents and authorizations, if any, and to execute all documents and to take such other action as may be appropriate in connection therewith. Consistent with the foregoing, the parties hereto agree that they will not directly or indirectly assist or encourage any challenge to this Settlement Agreement by any other person. All parties hereto agree to support the integrity and enforcement of the terms of this Settlement Agreement.

      26. Governing Law. This Settlement Agreement shall be governed by the laws of the State of Texas.

      27. Construction. None of the parties hereto shall be considered to be the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.

      28. Severability. In the event that any non-material provision of this Settlement Agreement is found to be invalid, the remainder of this Settlement Agreement shall be fully enforceable. The proposed allocations of amounts received by the State of Texas set forth in paragraph 5 of this Settlement Agreement shall not be considered material for purposes of this paragraph 28 or any other provision of this Settlement Agreement.

      29. Intended Beneficiaries. This action was brought by the State of Texas, through its Attorney General, to recover certain monies and to promote the health and welfare of the people of Texas. No portion of this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity that is not a party hereto, or a person covered by the releases provided in paragraphs 14 and 15 of this Settlement Agreement, and no portion of this Settlement Agreement shall bind any non-party or determine, limit or prejudice the right of any such person or entity.

      30. Counterparts. This Settlement Agreement may be executed in counterparts. Facsimile or photocopied signatures shall be considered as valid signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Settlement Agreement.

      IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have agreed to this Comprehensive Settlement Agreement and Release as of this 16th day of January, 1998.

                                    STATE OF TEXAS, acting by and through
                                    Dan Morales, its duly elected and authorized
                                    Attorney General


                                    By: /s/ Dan Morales
                                        ----------------------------------------
                                        Dan Morales,
                                         Attorney General


                                    By: /s/ Jorge Vega
                                        ----------------------------------------
                                        Jorge Vega,
                                         First Assistant Attorney General

                                    By: /s/ Harry G. Potter, III
                                        ----------------------------------------
                                        Harry G. Potter, III
                                         Special Assistant Attorney General

                                    COUNSEL TO THE STATE OF TEXAS


                                    By: /s/ Walter Umphrey
                                        ----------------------------------------
                                        Walter Umphrey
                                         Provost & Umphrey


                                    By: /s/ John M. O'Quinn
                                        ----------------------------------------
                                        John M. O'Quinn


                                    By: /s/ John Eddie Williams, Jr.
                                        ----------------------------------------
                                        John Eddie Williams, Jr.


                                    By: /s/ Wayne A. Reaud
                                        ----------------------------------------
                                        Wayne A. Reaud
                                        Reaud, Morgan & Quinn, Inc


                                    By: /s/ Harold W. Nix
                                        ----------------------------------------
                                        Harold W. Nix
                                        The Nix Law Firm


                                    By: /s/ Cary Patterson
                                        ----------------------------------------
                                        Cary Patterson
                                        The Nix Law Firm

                                    By:
                                        ----------------------------------------
                                        Marc D. Murr
                                         Law Offices of Marc D. Murr, P.C.


                                    By:
                                        ----------------------------------------
                                        Grant Kaiser
                                         Kaiser & Morrison


                                    By:
                                        ----------------------------------------
                                        Joseph F. Rice
                                         Ness, Motley, Loadholt, Richardson &
                                          Poole

                                        PHILIP MORRIS INCORPORATED


                                    By:
                                        ----------------------------------------
                                        Meyer G. Koplow
                                         Counsel


                                    By: /s/ Martin J. Barrington
                                        ----------------------------------------
                                        Martin J. Barrington
                                         General Counsel

                                    By: /s/ Marc D. Murr
                                        ----------------------------------------
                                        Marc D. Murr
                                         Law Offices of Marc D. Murr, P.C.


                                    By: /s/ Grant Kaiser
                                        ----------------------------------------
                                        Grant Kaiser
                                         Kaiser & Morrison


                                    By: /s/ Joseph F. Rice
                                        ----------------------------------------
                                        Joseph F. Rice
                                         Ness, Motley, Loadholt, Richardson &
                                          Poole

                                        PHILIP MORRIS INCORPORATED


                                    By:
                                        ----------------------------------------
                                        Meyer G. Koplow
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Martin J. Barrington
                                         General Counsel

                                    By:
                                        ----------------------------------------
                                        Marc D. Murr
                                         Law Offices of Marc D. Murr, P.C.


                                    By:
                                        ----------------------------------------
                                        Grant Kaiser
                                         Kaiser & Morrison


                                    By:
                                        ----------------------------------------
                                        Joseph F. Rice
                                         Ness, Motley, Loadholt, Richardson &
                                          Poole

                                        PHILIP MORRIS INCORPORATED


                                    By: /s/ Meyer G. Koplow
                                        ----------------------------------------
                                        Meyer G. Koplow
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Martin J. Barrington
                                         General Counsel

                                    R.J. REYNOLDS TOBACCO COMPANY


                                    By: /s/ Arthur F. Golden
                                        ----------------------------------------
                                        Arthur F. Golden
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Charles A. Blixt
                                         General Counsel

                                    BROWN & WILLIAMSON TOBACCO
                                    CORPORATION


                                    By:
                                        ----------------------------------------
                                        Stephen R. Patton
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Michael J. McGraw
                                         Senior Vice President

                                    LORILLARD TOBACCO COMPANY


                                    By:
                                        ----------------------------------------
                                        Arthur J. Stevens
                                         Senior Vice President & General Counsel

                                    R.J. REYNOLDS TOBACCO COMPANY


                                    By:
                                        ----------------------------------------
                                        Arthur F. Golden
                                         Counsel


                                    By: /s/ Charles A. Blixt
                                        ----------------------------------------
                                        Charles A. Blixt
                                         General Counsel

                                    BROWN & WILLIAMSON TOBACCO
                                    CORPORATION


                                    By:
                                        ----------------------------------------
                                        Stephen R. Patton
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Michael J. McGraw
                                         Senior Vice President

                                    LORILLARD TOBACCO COMPANY


                                    By:
                                        ----------------------------------------
                                        Arthur J. Stevens
                                         Senior Vice President & General Counsel

                                    R.J. REYNOLDS TOBACCO COMPANY


                                    By:
                                        ----------------------------------------
                                        Arthur F. Golden
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Charles A. Blixt
                                         General Counsel

                                    BROWN & WILLIAMSON TOBACCO
                                    CORPORATION


                                    By: /s/ Stephen R. Patton
                                        ----------------------------------------
                                        Stephen R. Patton
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Michael J. McGraw
                                         Senior Vice President

                                    LORILLARD TOBACCO COMPANY


                                    By:
                                        ----------------------------------------
                                        Arthur J. Stevens
                                         Senior Vice President & General Counsel

                                    R.J. REYNOLDS TOBACCO COMPANY


                                    By:
                                        ----------------------------------------
                                        Arthur F. Golden
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Charles A. Blixt
                                         General Counsel

                                    BROWN & WILLIAMSON TOBACCO
                                    CORPORATION


                                    By:
                                        ----------------------------------------
                                        Stephen R. Patton
                                         Counsel


                                    By: /s/ Michael J. McGraw
                                        ----------------------------------------
                                        Michael J. McGraw
                                         Senior Vice President

                                    LORILLARD TOBACCO COMPANY


                                    By:
                                        ----------------------------------------
                                        Arthur J. Stevens
                                         Senior Vice President & General Counsel

                                    R.J. REYNOLDS TOBACCO COMPANY


                                    By:
                                        ----------------------------------------
                                        Arthur F. Golden
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Charles A. Blixt
                                         General Counsel

                                    BROWN & WILLIAMSON TOBACCO
                                    CORPORATION


                                    By:
                                        ----------------------------------------
                                        Stephen R. Patton
                                         Counsel


                                    By:
                                        ----------------------------------------
                                        Michael J. McGraw
                                         Senior Vice President

                                    LORILLARD TOBACCO COMPANY


                                    By: /s/ Arthur J. Stevens
                                        ----------------------------------------
                                        Arthur J. Stevens
                                         Senior Vice President & General Counsel

                                    UNITED STATES TOBACCO COMPANY


                                    By: /s/ Richard H. Verheij
                                        ----------------------------------------
                                        Richard H. Verheij
                                         Executive Vice President &
                                         General Counsel

                                   SCHEDULE A

                 AMOUNTS PAYABLE BY SETTLING DEFENDANTS PURSUANT
                   TO PARAGRAPH 8 OF THE SETTLEMENT AGREEMENT

Date                                        2/1/98         7/1/98        10/1/98        11/1/98
--------------------------------------   ------------   ------------   ------------   ------------
Settling Defendants

Philip Morris Incorporated ...........   $138,720,000   $ 49,640,000   $ 99,280,000   $205,360,000

R.J. Reynolds Tobacco Company ........   $ 13,872,000   $  4,964,000   $  9,928,000   $ 20,536,000

Brown & Williamson Tobacco Corporation   $ 36,516,000   $ 13,067,000   $ 26,134,000   $ 54,058,000

Lorillard Tobacco Company ............   $ 14,892,000   $  5,329,000   $ 10,658,000   $ 22,046,000

United States Tobacco Company ........   $          0   $          0   $          0   $          0

Total Amount .........................   $204,000,000   $ 73,000,000   $146,000,000   $302,000,000

                                   SCHEDULE B

                 AMOUNTS PAYABLE BY SETTLING DEFENDANTS PURSUANT
                   TO PARAGRAPH 9 OF THE SETTLEMENT AGREEMENT

Date                                        2/1/98         7/1/98        10/1/98        11/1/98
--------------------------------------   ------------   ------------   ------------   ------------
Settling Defendants

Philip Morris Incorporated ...........   $ 36,452,400   $ 13,300,200   $ 26,600,400   $ 53,693,400

R.J. Reynolds Tobacco Company ........   $ 18,122,600   $  6,612,300   $ 13,224,600   $ 26,694,100

Brown & Williamson Tobacco Corporation   $ 11,988,000   $  4,374,000   $  8,748,000   $ 17,658,000

Lorillard Tobacco Company ............   $  6,489,800   $  2,367,900   $  4,735,800   $  9,559,300

United States Tobacco Company ........   $    947,200   $    345,600   $    691,200   $  1,395,200
                                         ------------   ------------   ------------   ------------

Total Amount .........................   $ 74,000,000   $ 27,000,000   $ 54,000,000   $109,000,000

                                   SCHEDULE C

                 AMOUNTS PAYABLE BY SETTLING DEFENDANTS PURSUANT
                   TO PARAGRAPH 17 OF THE SETTLEMENT AGREEMENT

Settling Defendants                                                Amount
-------------------                                             ------------

Philip Morris Incorporated .................................    $  2,463,000

R.J. Reynolds Tobacco Company ..............................    $  1,224,500

Brown & Williamson Tobacco Corporation .....................    $    810,000

Lorillard Tobacco Company ..................................    $    438,500

United States Tobacco Company ..............................    $     64,000
                                                                ------------

Total Amount ...............................................    $  5,000,000

                                    EXHIBIT 1
                            COSTS, EXPENSES AND FEES


SECTION 1. Reimbursement of Costs and Expenses.

      Pursuant to paragraph 17(a) of the Comprehensive Settlement Agreement and Release executed on January 16, 1998 in the case State of Texas v. American Tobacco Co., No. 5-96CV-91 (E.D. Tex. filed Mar. 26, 1996) (the "Settlement Agreement"), to which this writing is attached as Exhibit 1, and the terms hereof, Settling Defendants shall reimburse Private Counsel for reasonable costs and expenses incurred in connection with this litigation, provided that such costs and expenses are of the same nature as costs and expenses for which Settling Defendants would reimburse their own counsel or agents. Within 30 days after the date of the Settlement Agreement, each Settling Defendant severally shall pay to Walter Umphrey the respective amount listed for such Settling Defendant in Rider A hereto. The sum of such payments shall equal $40 million, such amount being Private Counsel's best estimate of such costs and expenses. Private Counsel shall provide Settling Defendants with an appropriately documented statement of their costs and expenses consistent with the criteria set forth above. Settling Defendants shall promptly pay the amount of such costs and expenses in excess of the amounts already paid, or shall receive a refund if the total of such costs and expenses is less than amounts already paid. Any dispute as to the nature or amount of reimbursable costs and expenses shall be decided with finality by the persons selected to award fees, as provided below.

SECTION 2. Payment of Fees.

      Pursuant to paragraph 17(b) of the Settlement Agreement and the terms hereof, Settling Defendants will pay reasonable attorneys' fees to Private Counsel, and any other counsel retained by the State of Texas, for their representation of the State of Texas in connection with this action. The amount of such fees will be set by a panel of three independent arbitrators (the "Panel") whose decisions shall be final and not appealable. The procedures governing Settling Defendants' obligations to pay such fees, including the procedures for awarding fees and the timing of payments on such awards, shall be as provided herein. Payment of such fees shall be subject to an annual aggregate national cap of $500 million (beginning with payments for calendar year 1998) for all attorneys' fees and certain other professional fees to be paid by Settling Defendants in connection with tobacco and health cases settled by the Settling Defendants or legislatively resolved by operation of law through enactment of federal legislation implementing the terms of the Proposed Resolution (or a substantially equivalent federal program). The Settling Defendants will pay the amount of unsatisfied fee awards up to $500 million per year, but in no year shall Settling Defendants be required to pay more than $500 million dollars with respect to such fees.

      (a) Exclusive Obligation of Settling Defendants as to Fees. The provisions for payment of fees set forth herein constitute the entire obligation of Settling Defendants with respect to attorneys' fees in connection with this action and the exclusive means by which Private Counsel and any other counsel representing the State of Texas in connection with this action may seek payment of fees by the Settling Defendants in connection with this action. Settling Defendants shall have no other obligation to pay fees or otherwise compensate Private Counsel or any other counsel or representative of the State of Texas. The State of Texas has hired and employed Private Counsel to represent it in connection with this action, and has advised Settling Defendants that it has entered into a separate agreement dated March 22, 1996 regarding the payment of attorneys' fees to Private Counsel. The obligations and rights of the parties to that agreement are unaffected by the Settlement Agreement and this Exhibit thereto.

      (b) Composition of the Panel.

            (i) The members of the Panel shall be selected as follows. The first member shall be a person selected by the Settling Defendants. The second member shall be a person selected by agreement of Settling Defendants and a majority of the members of a committee which shall be composed of the following members: Joseph F. Rice, Richard F. Scruggs, Steven W. Berman, Walter Umphrey, two representatives of the Castano Plaintiffs' Legal Committee and, at the option of Settling Defendants, one additional representative to serve on behalf of counsel for any one or more States that, subsequent to the date hereof, enters into a settlement agreement with Settling Defendants (if such agreement provides for a similar method for determining fees for such State's private counsel).

            (ii) The first and the second Panel members to be selected as described above shall both be permanent members of the Panel and, as such, shall participate in the determination of all awards of attorneys' fees in connection with tobacco and health cases settled by the Settling Defendants or resolved by operation of law through enactment of legislation incorporating the terms of the Proposed Resolution (or a substantially equivalent federal program). The third Panel member shall not be a permanent Panel member, but instead shall be a state-specific member selected to determine fees in connection with all fee applications relating to litigation within a single state. For purposes of determining the amount of fees to be awarded to Private Counsel (and other outside counsel for the State of Texas) in connection with their representation of the State of Texas in this action, the state-specific member of the Panel shall be selected by Walter Umphrey on behalf of Private Counsel. As a state-specific member of the Panel, the person so selected shall not participate in any determination as to the amount of fees to be awarded on any applications other than those in connection with litigation within the State of Texas (unless also selected to participate in determinations on fee applications in connection with litigation in states other than the State of Texas by such persons as may be authorized to make such selections under the terms of other settlement agreements).

      (c) Commencement of Panel Proceedings. The membership of the Panel shall have been established, and the Panel shall begin deliberations on any pending fee applications, either within 30 days after the date of enactment of legislation implementing the terms of the Proposed Resolution (or a substantially equivalent federal program) or by November 1, 1998, whichever is earlier. No fee application may be presented to the Panel until 30 days after the date of enactment of such legislation or November 1, 1998, whichever is earlier. Private Counsel shall apply for fees collectively. Any other counsel for the State of Texas (or any person or entity seeking an award from the Panel in their stead) shall submit any applications for fees within 10 days of the submissions by Private Counsel, or shall forfeit the right to any award of fees by the Panel. The Panel shall render a determination on the amount of fees to be awarded to Private Counsel, and to other counsel for the State of Texas on whose behalf applications have been timely submitted, no later than 30 days after the date on which all completed applications for fees on behalf of Private Counsel have been submitted.

      (d) Procedures Before the Panel.

            (i) All interested parties, including persons not parties hereto, may submit to the Panel any material that they wish. The members of the Panel will consider all information submitted to them in reaching a decision that fairly provides for full reasonable compensation for Private Counsel (and any other outside counsel for the State of Texas) for their representation of the State of Texas in connection with this action. Settling Defendants will not take any position adverse to the size of the fee award requested by Private Counsel, nor will they or their representatives express any opinion (even upon request) as to the appropriateness or inappropriateness of any proposed amount. The undersigned outside counsel for Settling Defendants Philip Morris Incorporated and R.J. Reynolds Tobacco Company will appear, if requested, to provide information as to the nature and efficacy of the work of Private Counsel and to advise the Panel that they support an award of full reasonable compensation under the circumstances.

            (ii) In considering the amount of fees to be awarded to Private Counsel in connection with their representation of the State of Texas in this action, the Panel shall award fees to Texas's counsel without consideration of any fees that already have been or yet may be awarded by the Panel.

      (e) Operation of the Annual Cap.

            (i) General. The annual $500 million cap for each calendar year shall be allocated equally among each month of the year. A case shall be eligible to participate in the amount allocated for a given month if it was settled, or was legislatively resolved by operation of federal legislation implementing the Proposed Resolution (or a substantially equivalent federal program), in or before that month ("Eligible Case"). Except as provided in paragraph (iii), the available payment for each month shall be allocated among all unsatisfied fee awards rendered as of the applicable payment date with respect to eligible cases in proportion to their respective unsatisfied amounts.

            (ii) Payments with Respect to 1998.

                  (a) Settling Defendants shall make an initial payment (the
            "Initial Fee Payment") on the earlier of December 15, 1998 or 15 days from the date the Panel awards fees for Private Counsel (and other outside counsel for the State of Texas). The Initial Fee Payment shall include payment of such counsels' allocable share for each month preceding the month in which such payment is made; except that the Initial Fee Payment shall not include payment of a share for any month for which an Eligible Case exists, but as to which case no award of fees has been made (either because the fee award is still under consideration or for any other reason).

                  (b) Settling Defendants shall make a second payment on January
            15, 1999 of private counsel's (and other outside counsel for the State of Texas's) allocable share for each month of 1998 as to which no payment was made pursuant to subsection (a).

            (iii) Payments with Respect to 1999 and Subsequent Years. Settling Defendants shall pay Private Counsel's (and other outside counsel for the State of Texas's) allocable share for each month in a calendar quarter within 10 business days after the end of such calendar quarter, subject to the following:

                  (a) In the event that federal legislation implementing the
            Proposed Resolution (or a substantially equivalent federal program) is enacted during or before the calendar year in which such calendar quarter occurs, all unsatisfied fee awards with respect to cases settled (or legislatively resolved pursuant to such legislation) before the end of the calendar year in question shall be entitled to share in the total amount to be paid for that year, in proportion to their respective unsatisfied amounts. To accomplish this end, with respect to the second through fourth quarterly payments in any year, any unsatisfied fee awards that have not received a proportional share (as described in the preceding sentence) of all prior quarterly payments in that year shall be the exclusive recipients of subsequent quarterly payments for the year until each such award has received the principal amount of its proportional share of all prior quarterly payments for that year.

                  (b) In the event that federal legislation implementing the
            Proposed Resolution (or a substantially equivalent federal program) is not enacted during or before the calendar year in which such calendar quarter occurs, all unsatisfied fee awards with respect to cases settled before the end of the calendar year in question shall be entitled to share in the payments for each month of that year beginning with the month of settlement, in proportion to their respective unsatisfied amounts. To accomplish this end, with respect to the second through fourth quarterly payments in any year, any unsatisfied fee awards that have not received a proportional share (as described in the preceding sentence) of all prior payments for months of such year beginning with the month of settlement shall be the exclusive recipients of subsequent quarterly payments for the year until each such award has received the principal amount of its proportional share of all prior payments for months for which the respective awards were eligible.

                  (c) Adjustments pursuant to subsections (a) and (b) shall be made separately for each calendar year. No amounts paid in any calendar year shall be subject to refund, nor shall any payment made in any prior calendar year affect the allocation of payments to be made in any subsequent calendar year.

            (iv) Credits and Limitations.

                  (a) All payments pursuant to this section are subject to a credit as provided in section (f)(ii) regarding fees advanced to Private Counsel.

                  (b) In no event shall Settling Defendants be required to make any quarterly payment greater than $125 million unless necessary in the final quarter to satisfy unsatisfied fee awards up to the aggregate annual amount of $500 million. Nor shall Settling Defendants be required to make payments in any calendar year totaling more than $500 million minus any advances described in section (f) and any payments described in section (g), with respect to all attorney's fees and certain professional fees

      (f) Advance on Payment of Fees.

            (i) Settling Defendants collectively and the State of Texas each will advance $50 million to Private Counsel toward payment of attorneys' fees to counsel retained by the State of Texas in this action, such amounts to be credited to the Settling Defendants and the State of Texas, in the amounts of their respective advances, against subsequent payments of attorney's fees. The obligation of Settling Defendants to advance such amount is expressly conditioned on the continuing agreement of the State of Texas to advance an equal amount in accordance with the terms of the Settlement Agreement and this Exhibit. Such advance will be made by Settling Defendants severally and not jointly in proportion to their respective market shares, as set forth in Rider B hereto, within 45 days after the date of the Settlement Agreement and shall be paid to Walter Umphrey on behalf of Private Counsel. The advance to be made by the State of Texas shall be made no later than ten days after Final Approval of the Settlement Agreement or July 10, 1998, whichever is later. If the full amount of the advance to be made by the State of Texas is not paid by such date, the Settling Defendants shall be entitled to a refund of the advance paid by Settling Defendants in an amount equal to the unpaid portion of the State's advance.

            (ii) Any advance made by Settling Defendants pursuant to this paragraph shall be credited against any amounts payable by Settling Defendants to Private Counsel on any award of fees pursuant to the Settlement Agreement. Such credit shall apply to the earliest amounts payable to Private Counsel by Settling Defendants pursuant to any such award until the amount of the advance is repaid in full. Notwithstanding any other provision of the Settlement Agreement or this Exhibit, any advances paid by Settling Defendants to Private Counsel (or paid to private counsel for any other State or governmental entity with which a settlement has been reached providing for a similar method for determining fees) shall count against and operate to reduce the $500 million annual cap described above for the year in which the case is settled or, if the amount remaining for payment of fees under the annual cap for that year has already been paid, in the following year.

            (iii) In the event that legislation implementing the Proposed Resolution (or a substantially equivalent federal program) has not been enacted by December 15, 1998, and, further, that the Settlement Agreement is canceled and terminated pursuant to paragraph 19 of the Settlement Agreement, Settling Defendants and the State of Texas shall be entitled to a full refund of any advances paid pursuant to this paragraph.

      (g) Contribution to National Legislation. If legislation implementing the Proposed Resolution (or a substantially equivalent federal program) is enacted, a three-member national panel including the two permanent members of the Panel shall consider any application by Private Counsel for fees for any contributions made toward the enactment of such legislation, along with all applications by any other persons who claim to have made similar contributions. No person shall make more than one application for fees in connection with any such contributions toward enactment of the legislation. All payments of fees awarded for such contributions shall be subject to, and shall count against, the same $500 million aggregate annual cap referenced in this section 2 and shall be paid in accordance with the provisions of subsection (e).

      (h) Application by State in Event of National Legislation. If legislation implementing the Proposed Resolution (or a substantially equivalent federal program) is enacted, Settling Defendants and the State of Texas contemplate that State of Texas and any other similar state which has made an exceptional contribution to secure the resolution of these matters may apply to the national panel of independent arbitrators described in subsection (g) for reasonable compensation for its efforts in securing enactment of such legislation. Any amount awarded to the State of Texas by such panel shall be paid in conjunction with awards to other governmental entities and shall be paid in proportion to the respective unpaid amounts of such awards, subject to a separate annual cap of $100 million on the total of all such payments to be made by Settling Defendants.

                                                                         RIDER A

                 AMOUNTS PAYABLE BY SETTLING DEFENDANTS PURSUANT
              TO SECTION 1 OF EXHIBIT 1 TO THE SETTLEMENT AGREEMENT

Settling Defendants                                                Amount
-------------------                                             ------------

Philip Morris Incorporated .................................    $ 19,704,000

R.J. Reynolds Tobacco Company ..............................    $  9,796,000

Brown & Williamson Tobacco Corporation .....................    $  6,480,000

Lorillard Tobacco Company ..................................    $  3,508,000

United States Tobacco Company ..............................    $    512,000
                                                                ------------

Total Amount ...............................................    $ 40,000,000

                                                                         RIDER B

                 AMOUNTS PAYABLE BY SETTLING DEFENDANTS PURSUANT
            TO SECTION 2(f)(i) EXHIBIT 1 TO THE SETTLEMENT AGREEMENT

Settling Defendants                                                Amount
-------------------                                             ------------

Philip Morris Incorporated .................................    $ 24,630,000

R.J. Reynolds Tobacco Company ..............................    $ 12,245,000

Brown & Williamson Tobacco Corporation .....................    $  8,100,000

Lorillard Tobacco Company ..................................    $  4,385,000

United States Tobacco Company ..............................    $    640,000
                                                                ------------

Total Amount ...............................................    $ 50,000,000